CONFIDENTIAL
March 8, 2011

Yevgeny Fundler, Esq.
General Counsel
Westpoint International, Inc.
28 East 28 Street
New York, NY   10016

Dear Yevgeny;

Mufson Howe Hunter & Company LLC (“we” “us” or “Mufson Howe Hunter”) is pleased to serve as a  financial advisor and broker dealer to Westpoint International, Inc. (“you “or “the “Company”) in connection with its Subscription Rights Offering (as defined in the S-1 referred to in the following sentence). The Company filed a Form S-1 on February 10, 2011 setting forth the terms of the Subscription Rights Offering (as defined in the S-1).  This letter confirms the terms and conditions under which you would engage us to act as your financial advisor and broker dealer of record as applicable under certain state securities laws (the “Agreement”).

1.	Background and the Offerings

WestPoint International, Inc. was incorporated in Delaware on February 25, 2005 as WS Textile Co., Inc. In July 2005, the Company changed its name to WestPoint International, Inc. On August 8, 2005, the Company completed the purchase of assets of WestPoint Stevens pursuant to the Asset Purchase Agreement. WestPoint Stevens Inc. and several of its subsidiaries are parties to the Asset Purchase Agreement.  A United States Bankruptcy Court approved the Asset Purchase Agreement and the sale of assets pursuant to Section 363 on July 8, 2005. Before the asset purchase transaction, the Company did not have any business operations. As a result of the sale, Westpoint International owns all of the purchased assets (through its WestPoint Home subsidiary) and WestPoint Home is the primary operating entity.

Under the terms of an Asset Purchase Agreement approved by the Bankruptcy Court in June 2005, the Company  issued to the first lien creditors of WestPoint Stevens Inc., shares of common stock and subscription rights to purchase common stock for $8.772 per share. Subscription rights that were to be issued to second lien creditors, were held in escrow pending resolution and pursuant to an order of the Bankruptcy Court were delivered in part to the both first lien and  second lien creditors on December 6, 2010.

Broker dealer services provided through Mufson Howe Hunter & Partners LLC, a SIPC and FINRA Member

Westpoint International, Inc.	2
March 8, 2011

We understand the Offerings will expire 30 days from the effective date (the “Effective Date”) of the Company’s S-1 registration, filed on February 10, 2011, except that the Selling Stockholder Offering (as defined in the S-1) terminates 90 days after the Effective Date.  We are aware no public market currently exists for the Company’s common stock or the subscription rights and the Company currently has no intention to list its common stock, on any national exchange or market system.   Holders of subscription rights who acquired their subscription rights directly from the Company under the terms of the Asset Purchase Agreement, will be entitled to exercise their subscription rights during the 30 day period after the Effective Date.  Such holders will receive, upon exercise of their subscription rights, unregistered shares of common stock.

2.
Our Services.  In our role as financial advisor and broker dealer of record to the Company in connection with the issuance of common stock to members of the public who purchase subscription rights pursuant to the Selling Rights Holder Offering (as defined in the S-1), we will perform all functions that any applicable state requires to be performed by a broker dealer in connection with the Subscription Rights Offering.  Mufson Howe Hunter understands that the Company plans on registering the Offerings in the following states where blue sky laws may require the services of a broker dealer and/or agent in connection with the Subscription Rights Offering. It is our understanding the registrations required are, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Georgia, Illinois, Indiana, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and Washington.  We understand that, although the Offerings are being registered in New York, a broker dealer is not required there.

3.	Services & Duties:

(a)	Review publically available information and other relevant data of the Offerings;

(b)
Review historical and forecasted financial statements including internally prepared financial forecasts and other materials on the Company.  Perform due diligence tasks as we determine necessary under the circumstances in our role as the broker dealer for the Subscription Rights Offering including interacting  with the Company’s management and their legal, accounting  and other advisors;

(c)	If so requested by the Company, assist in the preparation of communications to certain selling stockholders and selling rights holders and;

(d)	Otherwise advise the Company in a manner mutually agreed upon.

(e)
If so requested by any selling security holder (as defined in the S-1), we will act as broker dealer to such requesting selling security holder in which event any compensation would be solely payable by such selling security holder.

Member / SIPC and FINRA

Westpoint International, Inc.	3
March 8, 2011

4.
Compensation.  As compensation for our services as a financial advisor and broker dealer in connection with the Subscription Rights Offering, you will pay us an advisory fee of $50,000 (the “Advisory Fee”), payable $30,000 upon execution of this Agreement and the balance upon the termination of the Subscription Rights Offering.   The Advisory Fee is non-refundable and will be deemed to have been earned when paid. The Company will also pay us a cash fee equal to 2% of the dollar amount received by the Company in connection with the Subscription Rights Offering and limited specifically to  members of the public in the aforementioned states in Section 2. Mufson Howe Hunter agrees to limit the foregoing gross commissions earned to $25,000 in aggregate. The Company, at closing of the Subscription Rights Offering, will pay any commissions due to Mufson Howe Hunter.   Mufson Howe Hunter would also charge any requesting selling security holder (as contemplated by Section 3(e) above) a 2% commission.

5.
Reimbursement of Expenses.  You will reimburse us for our reasonable out-of-pocket expenses incurred in connection with this Agreement, which are not to exceed $7,500, including any travel, printing, mailing and distribution costs and certain registration fees we incur related to complying with the conditions of the Offerings, but only to the extent such expenses are incurred at your specific written request.  You agree to reimburse us for any such out of pocket expenses whether or not the Offerings are completed  and further agree to reimburse us within 15 days of receipt of an invoice for such expenses.

6.
Confidentiality.  We will keep confidential and not disclose to any third party any confidential information regarding the Company  made available to us by you and will use such confidential information only in connection with this engagement; provided, however, that such confidential information will not include any information (i) already in our possession prior to the date you disclose it to us; (ii) which becomes generally available to the public other than disclosure by us; or (iii) which becomes available to us on a non-confidential basis from a third party who is not known by us to be bound by a confidentiality obligation with respect to such information.  Such confidential information also may be disclosed to (a) our officers, employees, agents, advisors, members and representatives whom we will inform of the confidential nature of the information; (b) other persons with your prior consent; and (c) as required, upon the advice of our counsel, by any order, subpoena, legal demand or other request from any governmental agency, court or other legal forum (collectively, a “Court Order”), provided that we notify you promptly of such Court Order so that you may seek a protective order or such other remedy to prevent production of such confidential information.  The provisions of this section will survive for one year from the date of this Agreement.

7.	Indemnification. You agree to indemnify us pursuant to the provisions of Appendix A, which is attached to this Agreement and incorporated herein by reference.

8.
Termination.  This Agreement will automatically terminate 90 days after the Effective Date.  You may terminate this Agreement, with or without cause, at any time by notifying us in writing 5 business days prior to the proposed termination date.  If you terminate this Agreement, Sections 4, 5 and 6 and Appendix A will survive the termination of this Agreement.

9.	Other Terms and Conditions. You agree that:

(a)
This Agreement will be governed by the laws of the State of Delaware without regard to its rules concerning conflicts of laws.  You (on your own behalf and, to the extent permitted by law, on behalf of your shareholders) and we waive any right to trial by jury in any claim, action or proceeding in connection with this Agreement, and consent to personal jurisdiction, service and venue in the courts of the State of Delaware located in and in the federal courts in Delaware.

Member / SIPC and FINRA

Westpoint International, Inc.	4
March 8, 2011

(b)
This Agreement contains the entire agreement and understanding between you and us and supersedes any prior understandings or agreements.  Any amendment or waiver to this Agreement may be made only in writing and if signed by you and us.  You may not assign this Agreement without our prior written consent.

Please confirm that this agreement accurately states your understanding and is accepted by you, by signing it in the space provided below and returning it to us.  We thank you for selecting us and are excited to be working with you.

Sincerely,		Understood and accepted as of the date above:

Mufson Howe Hunter & Company LLC		Westpoint International, Inc.

By:	/s/ Michael Mufson	By:	/s/ John A. Piazza

Michael Mufson		John A. Piazza
Managing Director		CEO

Member / SIPC and FINRA

Westpoint International, Inc.	5
March 8, 2011

Appendix A

Indemnification Agreement

You agree to indemnify Mufson Howe Hunter & Partners LLC and its officers, directors, employees, affiliates, agents and members (each of the foregoing an “Indemnified Person”) and to hold each Indemnified Person harmless from and against any and all losses, claims, damages, expenses (including the reasonable fees, disbursements and other costs of counsel, all of which will be payable as they are incurred) whether joint or several (collectively, a “Claim”) to which any Indemnified Person may become liable or subject to, directly or indirectly, or arise from services rendered in connection with services to the Company pursuant to the engagement agreement attached hereto (the “Engagement Agreement”) or any Indemnified Person’s role therein; provided, however, that you will not be liable under this paragraph to the extent that a court of competent jurisdiction (or an arbitrator if the parties agree to submit the matter to arbitration) will have determined by a final non-appealable judgment that such Claims resulted from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification.

You also agree to reimburse each Indemnified Person immediately upon request for all expenses (including reasonable fees, disbursements and other charges of counsel) quarterly as they are incurred in connection with the investigation of, preparation for, defense of, or provision of evidence in, any actions (including actions brought by you or your equity holders or derivative actions brought by any person claiming through you or us), claim, suit, arbitration, proceeding or investigation, whether formal or informal, directly or indirectly, relating to or arising out of, the Agreement attached hereto or any Indemnified Person’s role therein, whether or not pending or threatened and whether or not any Indemnified Person is a party to such proceeding.

You further agree that no Indemnified Person will have any liability (whether direct, in contract, tort or otherwise) to you or anyone claiming through you or in your name or right, directly or indirectly, in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement; (ii) the transactions contemplated by the Engagement Agreement; (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction (or an arbitrator if the parties agree to submit the matter to arbitration) will have determined by a final non-appealable judgment that such Claims resulted primarily from the gross negligence or willful misconduct of the relevant Indemnified Person.  In no event will any Indemnified Person be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the Agreement or any services provide hereunder and you agree not to seek or claim any such damages or lost profits in any circumstances.

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding against an Indemnified Person unless such settlement, compromise or consent includes a full and unconditional release satisfactory to us and each Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding and the parties agree that the terms of such settlement, compromise or consent will remain confidential.

Member / SIPC and FINRA

Westpoint International, Inc.	6
March 8, 2011

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold them harmless against a Claim, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such Claim in such proportion as is appropriate to reflect the relative economic benefits to you on the one hand and the Indemnified Person on the other in connection with the transaction or services to which such Claim relates, or if such allocation is not available, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of you on the one hand and the Indemnified Person on the other with respect to such claim as well as any other relevant equitable considerations.  In no event will the aggregate amount to be contributed by all Indemnified Persons, exceed the actual fees received by us under this Agreement.

In the event that we or any of our employees, officers, affiliates or agents are requested or required to appear as a witness in any action in which you or your affiliate is a party and we are not, you will reimburse us for all expenses incurred by us or our employees, officers, affiliates or agents in preparing for and appearing as a witness, including the reasonable fees and disbursements of our legal counsel.

The rights accorded to an Indemnified Person hereunder will be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.  If any provision hereof will have been determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  Each Indemnified Person is an intended beneficiary hereunder.  The foregoing Indemnification Agreement will remain in effect indefinitely notwithstanding any expiration or termination of the Agreement.

Member / SIPC and FINRA